Filed Pursuant to Rule 424(b)(3)

Registration No. 333-295328

PROSPECTUS SUPPLEMENT NO. 12

(TO PROSPECTUS DATED MAY 7, 2026)

Up to 50,000,000 Common Shares

TOP SHIPS INC.

This is a supplement (the “Prospectus Supplement”) to the prospectus, dated May 7, 2026 (as supplemented or amended from time to time, the “Prospectus”) of TOP Ships Inc. (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (Registration No. 333-295328), as amended from time to time.

This Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with the information contained in the Company’s Report on Form 6-K, furnished to the U.S. Securities and Exchange Commission (the “Commission”) on October 28, 2026 (the “Form 6-K”). Accordingly, the Form 6-K is attached to this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 28, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of October 2026

Commission File Number: 001-37889

TOP SHIPS INC.
(Translation of registrant's name into English)

20 Iouliou Kaisara Str
19002, Paiania
Athens-Greece
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.
Form 20-F [ X ]      Form 40-F [   ]

On October 27, 2026, the Registrant issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Exhibit 99.1. Press release dated October 27, 2026

The information contained in this Report is hereby incorporated by reference into the Registrant’s registration statements on Form F-3 (File Nos. 333-290238, 333-268475 and 333-267545).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TOP SHIPS INC.
(Registrant)

Date: October 28, 2026	/s/ Evangelos J. Pistiolis
Evangelos J. Pistiolis
Chief Executive Officer

EXHIBIT 99.1

TOP Ships Inc. Announces Reverse Stock Split

ATHENS, Greece, Oct. 27, 2026 (GLOBE NEWSWIRE) -- TOP Ships Inc. (the "Company" or "TOP Ships") (NYSE American: TOPS), an international owner and operator of modern, fuel-efficient "ECO" tanker vessels, announced today that its board of directors (the “Board”) has determined to effect a 1 for 10 reverse stock split (the “Reverse Stock Split”) of the Company’s issued common shares, par value $0.01 (the “Common Shares”), effective at the opening of trading on November 6, 2026 (the “Effective Date”).

Reverse Stock Split

The Reverse Stock Split will be effective, and the Common Shares will begin trading on a split-adjusted basis on the NYSE American (“NYSE”), at the opening of trading on November 6, 2026, under the existing trading symbol “TOPS.” The new CUSIP number for the Common Shares following the Reverse Stock Split will be Y8897Y 883.

When the Reverse Stock Split becomes effective, every 10 issued and outstanding Common Shares will be automatically converted into 1 issued and outstanding Common Share without any change in (i) the par value per share or (ii) the total number of Common Shares the Company is authorized to issue.

Details

The Reverse Stock Split will not (i) affect any shareholder’s ownership percentage of Common Shares (except as a result of the cancellation of fractional shares), (ii) have any direct impact on the market capitalization of the Company, or (iii) modify any voting rights or other terms of the Common Shares. The number of Common Shares outstanding on the Effective Date will be reduced to one-tenth of the Common Shares outstanding on November 5, 2026, subject to adjustments for the cancellation of any fractional shares.

No fractional shares will be created or issued in connection with the Reverse Stock Split. Shareholders who otherwise would be entitled to receive fractional shares because their pre-split holdings of Common Shares are not evenly divisible by the number of pre-split shares for which each post-split share is to be exchanged will receive a cash payment in lieu thereof at a price equal to that fraction of a share to which the shareholder would otherwise be entitled, multiplied by the closing price of the Common Shares on the NYSE on November 5, 2026, as adjusted for the Reverse Stock Split as appropriate.

Shareholders with shares held in book-entry form or through a bank, broker, or other nominee are not required to take any action and will see the impact of the Reverse Stock Split reflected in their accounts on or after November 6, 2026. Such beneficial holders may contact their bank, broker, or nominee for more information.

About the Company

TOP Ships Inc. is an international owner and operator of ocean-going vessels focusing on modern, fuel-efficient eco tanker vessels transporting crude oil, petroleum products (clean and dirty) and bulk liquid chemicals. The Company's tanker operating fleet has a total capacity of 857,000 dwt and consists of one 50,000 dwt product/chemical tanker, one 157,000 dwt Suezmax tanker, two 300,000 dwt VLCCs and, through a joint venture, 50% interests in two 50,000 dwt product tankers. The Company has entered into newbuilding contracts for ten 50,000 dwt MR newbuilding tankers scheduled for delivery from the second quarter of 2028 through the fourth quarter of 2029. In addition, the Company has entered into a share purchase agreement to acquire four shipowning companies that have entered into newbuilding contracts for four high-specification 50,000 dwt MR newbuilding tankers, scheduled for delivery from the second quarter of 2029 through the first quarter of 2030, with closing being subject to customary closing conditions and the successful conclusion of financings by the seller. The Company also owns the megayacht M/Y Para Bellvm, which it has announced its intention to divest. The Company is incorporated under the laws of the Republic of the Marshall Islands and has executive offices in Athens, Greece. Its common shares trade on the NYSE American under the symbol "TOPS". For more information about TOP Ships Inc., visit its website: www.topships.org.

For further information please contact:
Alexandros Tsirikos
Chief Financial Officer
TOP Ships Inc.
Tel: +30 210 812 8107
Email: atsirikos@topships.org

Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts, including with respect to the consummation of the Reverse Stock Split of the Company’s Common Shares, the construction and delivery of the Company’s newbuilding vessels, the consummation of the acquisition of the four shipowning companies with newbuilding contracts, and the potential divestiture of the Company’s megayacht.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect” “pending” and similar expressions identify forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. Please see the Company’s filings with the Securities and Exchange Commission for a more complete discussion of these and other risks and uncertainties. The information set forth herein speaks only as of the date hereof, and the Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication.